JOINT CODE OF ETHICS
				FOR
		       TORREY ASSOCIATES, LLC
                  TORREY MANAGEMENT ASSOCIATES, LLC
                 TORREY U.S. STRATEGY PARTNERS, LLC
             TORREY INTERNATIONAL STRATEGY PARTNERS, LLC


I. Applicability

This Joint Code of Ethics (the Code), adopted by Torrey Associates,
LLC, Torrey Management Associates, LLC (Torrey) and the Board of Managers, including a majority of the members of the Board of Managers (each, a Manager) who are not interested persons, of each of Torrey U.S. Strategy Partners, LLC, and Torrey International Strategy Partners, LLC (which will be collectively referred to as the Company for purposes of this Code) in accordance with Rule 17j-1 under the Investment Company of 1940, as amended (the Investment Company
Act), establishes rules of conduct for Access Persons (as defined in this
Code).

For purposes of this Code, an Access Person of the Company shall mean the following persons:

  (A)	any employee of the Company or Torrey  or of any company in a control relationship to the Company or Torrey who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Company or Torrey (primarily interests in investment funds) or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendations with respect to the Company regarding the purchase or sale of securities;

  (B)	any Manager or officer of the Company or any officer or member of
Torrey, regardless of whether such Manager, officer or member is an Access Person (as defined below); and

  (C)	any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of securities.

Persons who fall within categories (A) and (C) will also be referred to as Access Persons or Investment Personnel under this Code.

For purposes of this Code, an Access Person of Torrey is generally any partner, officer or director of Torrey or any employee of the Torrey who:
i) has access to non-public information regarding any Advisory Client's (defined below) purchase or sale of securities, or non-public information regarding the holdings of any Advisory Client; or (ii) is involved in making securities recommendations to Advisory Clients or has access to such recommendations that are non-public.

For purposes of this Article, a person does not become an Access Person solely by reason of (i) normally assisting in the preparation of public reports or receiving public reports, but not receiving information about current or contemplated recommendations or trading; or (ii) a single instance of obtaining knowledge of current or contemplated recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.


      II.	Statement of General Principles

      The general fiduciary principles that govern the personal trading activities of an Access Person are as follows:

      (A)	the duty at all times to place the interests of advisory clients of
Torrey, including a number of private investment funds ( the Torrey Clients) or the members of the Company, as the case may be, first (as applicable);

      (B)	the requirement that all personal securities transactions
be conducted in a manner does not interfere with Torrey's clients or the Company's portfolio transactions (as applicable) so as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

      (C)	the prevention of any improper use of material non-public
information about securities recommendations made by Torrey or securities holdings of Torrey Clients; and

      (D)	the fundamental standard that Access Persons should not take inappropriate or unfair advantage of their relationship with Torrey's clients or the Company.

      Access Persons must adhere to these general principles as well as comply with the Code's specific provisions.

      III.	Prohibitions

      (A)	No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A hereto)
of any securities  which he or she knows or should know at the time of purchase or sale:

		(1)	is being considered for purchase or sale by the Company or a
			Torrey Client; or

		(2)	is being purchased or sold by the Company or a Torrey
			Client.

    No Access Person shall profit from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days. Any profit realized on such short-term trades shall be disgorged.

    For purposes of this Article, a security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

    (B)	No Access Person shall recommend any securities transaction to the
Company or to a Torrey Client (as applicable) without having disclosed his interest, if any, in such securities or the issuer of the securities, including without limitation:

        	(1)	his or her direct or indirect beneficial ownership of any
			securities of such issuer;

        	(2)	any contemplated transaction by such person in such
			securities;

        	(3)	any position with such issuer or its affiliates; and

        	(4)	any present or proposed business relationship between such
			issuer or its affiliates and such person or any party in which
			such person has a significant interest.

   (C)	No Access Person shall, directly or indirectly in connection with purchase or sale of securities held or to be acquired by the Company or a Torrey Client (as applicable):

      		(1)	employ any device, scheme or artifice to defraud the
			Company or a Torrey Client (as applicable);

      		(2)	make to the Company or a Torrey Client (as applicable) any
			untrue statement of a material fact or omit to state to the
			Company or a Torrey Client (as applicable) a material fact
			necessary in order to make the statements made, in light of the
			circumstances under which they are  made, not misleading;

      		(3)	engage in any act, practice or course of business which
			operates or would operate as a fraud or deceit upon the Company or a Torrey Client (as applicable); or

      		(4)	engage in any manipulative practice with respect to the
			Company or a Torrey Client.

    (D)	No Access Person shall purchase, directly or indirectly, or by reason of such transaction acquire, any direct or indirect beneficial ownership (as defined in Attachment A hereto) of any securities in an initial public offering or a private placement transaction, without prior approval in accordance with Article V of this Code.

    (E)	Notwithstanding the prohibitions of Article III(A), an Access Person who is an Access Person solely by virtue of being a Manager of the Company, but who is not an interested person (as defined in the Investment Company Act) with respect to the Company (each, an Independent Manager), shall not be subject to such prohibitions unless such Access Person, at the time of that transaction, knew, or in the ordinary course of fulfilling his official duties as a Manager should have known, that during the 15-day period immediately preceding or after the date of the transaction by such person, the security such person purchased or otherwise acquired is or was purchased or otherwise acquired by the Company or was being considered for purchase or acquisition by the Company or its investment adviser.

      For purposes of this Code, the term security shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include securities issued by the Government of the United States, short term securities which are government securities as defined in Section 2(a)(16) of the Investment Company Act, bankers' acceptance, bank certificates of deposit, commercial paper, shares of registered open-end investment companies and such other money market instrument as are designated by the Board of Managers of the Company or Torrey. It is understood that the term security includes interests in other investment funds.

IV.	Exempt Transactions

The prohibitions described in paragraph (A) of Article III shall not apply to:

      (A)	purchases or sales effected in any account over which the Access
Person has no direct or indirect influence or control;

      (B)	purchases or sales that are non-volitional on the part of the Access
Person;

      (C)	purchases that are part of an automatic dividend reinvestment plan;

      (D)	purchases effected upon the exercise of rights issued by an
issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer and sales of such so acquired;

      (E)	any securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater that $1 billion; or

      (F)	purchases or sales for which the Access Person has received prior approval from the Chief Compliance Officer in accordance with this Code.

V.	Prior Approval

      Upon written request from an Access Person as provided in this
Article V(C) below, the Chief Compliance Officer shall have the sole discretion to pre-approve personal securities transactions which would otherwise be prohibited under Article III (A) or III (D) and thereby exempt such transaction from the restrictions of this Code. The Chief Compliance Officer shall generally make such determination in accordance with the following:

 (A)	Prior approval shall be granted only if a purchase or sale of securities is consistent with the purposes of this Code and Section 17(j) of the Investment Company Act.

 (B)	Prior approval shall take into account, among other factors:

      (1)	whether the investment opportunity should be reserved for
the Company and its members or Torrey Clients and whether the opportunity is being offered to the Access Person by virtue of the Access Person's position with the Company or Torrey;

      (2)	whether the amount or nature of the transaction or person
making it is likely to affect the price or market for the security;

      (3)	whether the Access Person making the proposed purchase or
sale is likely to benefit from purchases or sales being made or being considered by the Company or Torrey Clients;

      (4)	whether the security proposed to be purchased or sold is one that would qualify for purchase or sale by the Company or the Torrey
Clients; and

      (5)	whether the transaction is non-volitional on the part of the individual, such as receipt of a stock dividend or a sinking fund call.

 (C)	The Access Persons must submit in writing a completed and
executed Request for Permission to Engage in a Personal Transaction
(a form of which is appended hereto), which shall set forth the details of the proposed transaction. All such requests should be submitted to the Chief Compliance Officer. When a request is submitted, the Chief Compliance Officer will consult with the Manager's Investment Personnel requesting that they notify the Chief Compliance Officer if they determine that the proposed transaction in any way disadvantages the Advisory Clients. Approval of the transaction as described on such form shall be evidenced by the signature of the Chief Compliance Officer. A copy of all prior approval forms, with all required signatures, shall be retained by the Manager. Any such requests submitted by the Chief Compliance Officer will be reviewed subject to approval by James A. Torrey.

      (1)	If approval is given to the Access Person in accordance with this Code to engage in a securities transaction, the Access Person is under an affirmative obligation to disclose that position if such Access Person plays a material role in the Company's subsequent investment decision regarding the same issuer. In such circumstances, an independent review of the Company's investment decision to purchase securities of the issuer by investment personnel with no personal interest in the issuer shall be conducted.

      (2)	The prior approval of personal securities transaction under
this Article V will not apply to each such Access Person who is an Access Person solely by virtue of being an Independent Manager, unless he or she possesses the level of knowledge described in Article III(F).

VI.	Reporting

 (A)	Every Access Person must submit an initial report, quarterly reports and annual reports, on such dates as shall be determined by the Chief Compliance Officer, containing the information set forth below, including information about each transaction, if any, by which the Covered Person acquires any direct or indirect beneficial ownership of a reportable security; provided, however, that:

      (1) 	an Access Person shall not be required to include in such
reports any transaction effected for any account over which such Access Person does not have any direct influence or control; and

      (2)	any person who is an Access Person with respect to the
Company solely by virtue of being an Independent Manager, shall not be required to submit an initial report or annual reports, and shall be required to submit a quarterly report of a transaction only if such person, at the time of that transaction, knew, or in the ordinary course of fulfilling his official duties as a Manager should have known, that during the 15-day period immediately preceding or after the date of the transaction by such person, the security such person purchased or sold is or was purchased or sold by the Company or its investment adviser or was considered for purchase or sale by the Company or Torrey. An Independent Manager shall be required to submit the list of accounts established during a quarter, which is described in Article VI(C)(6), only with respect to accounts through which a transaction required to be reported in a quarterly report under Article VI(C) occurs during such quarter with respect to such Independent Manager.

 (B)	Except as provided in Article VI(A)(2) above, every Access Person must submit an initial report (a form of which is appended hereto as Attachment C) to HedgeOp no later than 10 days after the person becomes an Access Person containing the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

      (1)	the title and the number of shares and the principal amount
of each reportable security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

      (2)	the ticker symbol or CUSIP number (as applicable);

      (3)	the name of any broker, dealer or bank with or through
whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

      (4)	the date that the report is submitted by the Access Person.

 (C)	Except as provided in Article VI(A)(2) above, each Access Person must submit a quarterly report (a form of which is appended hereto as Attachment D), with respect to transactions in which the Access Person had any direct or indirect beneficial ownership occurring during the applicable quarter, required by this Article VI to HedgeOp no later than 30 days after the end of the applicable calendar quarter containing the following information:

      (1)	the date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares and the principal amount of each reportable security involved;

      (2)	the ticker symbol or CUSIP number (as applicable);

      (3)	the nature of the transaction (i.e., purchase, sale or other acquisition or disposition),

      (4)	the price of the security at which the transaction was effected;

      (5)	the name of the broker, dealer, or bank with or through
whom the transaction was effected;

      (6)	the date that the report is submitted by the Access Person
and;

      (7)	a list of each broker, dealer or bank with whom the Access
Person established an account in which any securities were held during the quarter for such person's direct or indirect benefit and the date the account was established.

      (D)	Except as provided in Article VI(A)(2) above, each Access Person must submit an annual holdings report (a form of which is appended as Attachment E) to the Chief Compliance Officer, which information must be current as of a date no more than 30 days before the report is submitted containing the following information:

      (1)	the title and the number of shares, and the principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership;

      (2)	the name of any broker, dealer or bank with whom the
Access Person maintains an account in which any securities are held for the direct or indirect beneficial ownership of the Access Person; and

      (3)	the date the report is submitted by the Access Person.

      Any report submitted to comply with the requirements of this
Article VI may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

      An Access Person will be deemed to have complied with the requirements of Section C of this Article VI by (i) causing to be sent to the Chief Compliance Officer duplicate monthly brokerage statements on all transactions required to be reported hereunder or (ii) providing to HedgeOp the requisite information on all transactions required to be reported hereunder through a transaction monitoring system, which may or may not be automated, each in a manner acceptable to the Chief Compliance Officer.

      For purposes of the reporting requirements a reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does not include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers' acceptances, bank certificates of deposit,

(3)	Commercial paper and high quality short-term debt
instruments, including repurchase agreements;

(4)	Shares issued by money market funds;

(5)	Shares issued by registered open-end funds; provided that
such funds are NOT advised by Torrey or an affiliate and such fund's adviser or principal underwriter is not controlled or under common control with Torrey; or

(6)	Shares issued by unit investment trusts that are invested
exclusively in one or more registered open-end funds;
provided that such funds are NOT advised by Torrey or an affiliate and such fund's adviser or principal underwriter is not controlled or under common control with Torrey.

VII.	Administration and Procedural Matters

 (A)	Each Access Person shall be furnished a copy of the Code and shall be notified of his or her obligation to file reports as provided by this Code.

 (B)	The Chief Compliance Officer or such person, including HedgeOp, as shall be appointed by the Chief Compliance Officer shall:

      (1)	annually report to the Board of Managers the facts contained in any reports filed pursuant to this Code when any such report indicates that an Access Person purchased or sold a security held or to be acquired by the Company or a Torrey Client;

      (2)	supervise the implementation of this Code by the Company
and Torrey and the enforcement of the terms by the Company and Torrey;

      (3)	determine whether any particular securities transaction should be exempted pursuant to the provisions of this Code;

      (4)	issue either personally or with the assistance of counsel as may be appropriate any interpretation of this Code which may appear consistent with objectives of Rule 17j-1 and this Code;

      (5)	conduct such inspections or investigations as shall reasonably be required to detect and report any apparent violations of this Code to the Board of Managers of the Company or any Committee appointed by them (if applicable to the Company) to deal with such information; and

      (6)	maintain and cause to be maintained in an easily accessible
place, the following records:

	(i)	a copy of any Code adopted pursuant to Rule 17j-1
	        which has been in effect during the past five (5) years.

	(ii)	a record of any violation of any such Code and of any
	        action taken as a result of such violation during the past five (5) years;

	(iii)	a copy of each report made by the Chief Compliance
	        Officer during the past  five (5) years;

	(iv)	a list of all persons who are, or within the past five (5)
		years have been, required to make reports pursuant to Rule 17j-1 and this Code with an appropriate description of their title or employment;

	(v)	a copy of each report made by an Access Person as
		required by Article VI of the Code, including any information provided in lieu of the reports under
		Article VI of the Code, during the past five (5) years;
		and

	(vi)	a copy of each report to the Board of Managers
		required by Section B of this Article VII during the past five (5) years.

 (C)	The Company and Torrey must furnish to the Company's Board of
Managers an annual written report that:

      (1)	describes any issues arising under their respective Codes since the last report to the Board of Managers including information about material violations of the Code and sanctions imposed in response to those violations; and

      (2)	certifies that the Company and Torrey have adopted
procedures reasonably necessary to prevent Access Persons from violating the Code.

VIII.	Sanctions

      Upon discovering that an Access Person has not complied with the requirements of this Code, the Board of Managers of the Company (if applicable to the Company) or the CEO and Managing Member of Torrey
(if applicable to a Torrey Client other than the Company) may impose on such Access Person whatever sanctions the Board of Managers or the CEO and Managing Member of Torrey, as appropriate, deems appropriate, including, among other things, a letter of censure, suspension or termination of such Access Person's position with the Company or Torrey, as appropriate, and/or restitution of an amount equal to the difference between the price paid or received by the Company or Torrey, as appropriate, and the more advantageous price paid or received by such Access Person.

      The Board of Managers and the CEO and Managing Member of Torrey, in their discretion, may impose any of the sanctions set forth in this Article VIII for any violations of the requirements of this Code, including but not limited to the filing by any Access Person of any false, incomplete or untimely reports contemplated by Article VI of this Code.

IX.	Confidentiality

      All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization only to the extent required by law or regulation.

X.	Other Laws, Rules and Statements of Policy

      Nothing contained in this Code shall be interpreted as relieving any Access Person from acting in accordance with the provisions of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person adopted by the Company.

XI.	Further Information

      If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions, he or she should consult with the Chief Compliance Officer.

XII.	Certification By Access Persons

      Each Access Person of the Company must submit a certificate (a form of which is appended as Attachment F) that he/she has read and understands, this Code and recognizes that as an Access Person he/she is subject to the terms of this Code. All Access Persons of the Company shall agree to certify on an annual basis that they have complied with the requirements of this Code and they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.


Attachment A

	The term beneficial ownership as used in the attached Joint Code of Ethics (the Code) is to be interpreted by reference to paragraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the
Rule), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that an Access Person has or acquires. Under paragraph (a)(2) of the Rule, a person is deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

	The term pecuniary interest in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in ay profit derived from a transaction in the securities.
A person is deemed to have an indirect pecuniary interest within the meaning of the Rule in any securities held by members of the person's immediate family sharing the same household; the term immediate family includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company,investment advisor, investment manager, trustee or person or entity performing a single function (other than (i) a performance-related fee calculated based upon net capital gains or net capital appreciation generated from the portfolio or the fiduciary's overall performance over a period of one year or more, (ii) when equity securities of the issuer do not account for more than ten percent of the market value of the portfolio or (iii) a nonperformance-related fee alone);a person's right to dividends that is separated or separable from the underlying securities; a person's interest in certain trusts;
and a person's right to acquire equity securities through the exercise or conversion of any derivate security, whether or not presently exercisable, the term derivate security being generally defined as any option, warrant, convertible, security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of the corporation or entity, is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity's portfolio.